EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ambac Assurance Corporation:

We consent to the incorporation by reference into the registration statement (No. 333-88564) of FNANB Credit Card Master Trust (the “Registrant”), and in the Preliminary Prospectus Supplement of the Registrant (the “Preliminary Prospectus Supplement”), via the Form 8-K of the Registrant dated May 19, 2003, of our report dated January 21, 2003 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 28, 2003, and to the reference to our firm under the heading “Experts” in the Preliminary Prospectus Supplement.

/s/    KPMG LLP

New York, New York

May 19, 2003